Exhibit 10.22

EMPLOYMENT AGREEMENT
This Agreement (“Agreement”) is made and entered into as of November 14, 2017 by and between Inovalon Holdings, Inc., a Delaware corporation, with its principal office at 4321 Collington Road, Bowie, Maryland 20716 (including its affiliates and subsidiaries, “Employer” or “Inovalon”), and June D. Duchesne (“Employee” or “you”), whose home address is 15 Auburn Place, Brookline, Massachusetts 02446. Employee enters into this Agreement in connection with Employee’s current acceptance of employment with Inovalon Holdings, Inc. or its subsidiary or affiliate, and any future transfer to or employment with Inovalon, Inc. or another of its subsidiaries or affiliates (depending on the circumstances, each an “Employer”).” Each of Employer and Employee may also be referred to in this Agreement as a “party” or collectively as the “parties.”
Employee desires to be employed by Employer. You acknowledge that as a result of such employment, you will be trained in Employer’s business procedures and will have access to Confidential Information (defined below) and other non-public information belonging to Employer and its clients, including protected health information, customer lists, pricing practices, contract negotiations, business plans, proprietary data, technical data and other business information. Moreover, you acknowledge and agree that Employer has developed favorable goodwill with its clients and the business community, and you understand Employer’s need to safeguard its goodwill and Confidential Information, as well as that of its clients. You acknowledge that you have had an opportunity to review this Agreement and agree that your employment with Employer is adequate consideration for all of the obligations set forth in this Agreement, including without limitation the non-compete and non-solicitation provisions that apply during and after the Term.

1.	EMPLOYMENT TERMS AND DUTIES
1.1    Employment. This Agreement begins on January 1, 2018 (the “Start Date”) and continues until terminated by either Employer or Employee under Section 4 below (the “Term”). Notwithstanding the Term, this Agreement does not give Employee any right to employment for any specific period of time, and Employee will remain an employee-at-will during the Term of Employee’s employment with Employer. Each party reserves the right to terminate this Agreement at any time, with or without Cause (as hereafter defined).
1.2    Duties. Employee will have the duties and will initially serve in the capacity set forth on Schedule A attached hereto. In the absence of the express written consent of Employer to the contrary, you will devote the entirety of your professional and business time, attention, skill, and energy exclusively to the business of Employer, will use your best efforts to promote the success of Employer’s business, and will cooperate fully with the board of directors and executive officers of Employer in the advancement of the best interests of Employer. Moreover, Employee must at all times adhere to the confidentiality, non-disclosure, and other terms set forth in Sections 5 and 6 below. Participation in other activities, such as Advisory Boards, teaching engagements, and the like, will be permitted, provided that i) such do not materially distract from the role and responsibilities of your duties to Employer, and ii) do not conflict with or bias your role and responsibilities of your duties to Employer, and iii) such are approved in accordance with Inovalon’s Outside Board and Advisory Board Membership Policy.

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1.3    Compliance with Laws. Employee understands that Employer’s business is highly regulated. In particular, Employer in the course of its business handles protected health information and often serves as a business associate of its clients, as those terms are defined under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), any applicable state privacy laws and, all applicable regulations promulgated thereunder. As such, Employer and its personnel are subject to the HIPAA rules and regulations promulgated by the Secretary of Health and Human Services, as well as strict privacy and security contract provisions with its clients. You agree to conduct your duties in compliance with applicable laws and to abide by such HIPAA requirements and such other compliance policies and procedures of Employer. If you become aware of any violation of these requirements, or you have any questions regarding the same, you will contact Employer’s Chief Compliance Officer or Chief Privacy Officer.

2.	COMPENSATION
2.1    Compensation. During the Term, you will be paid the base salary (“Salary”) and bonus, and additional incentive compensation, if any, as is set forth on, and subject to the terms of, Schedule B attached hereto. Salary will be payable in equal periodic installments according to Employer’s customary payroll practices, but no less frequently than monthly. Salary will be reviewed by Employer not less frequently than annually, and may be adjusted upward or downward in Employer’s sole discretion. Bonuses, if any, are at the discretion of Employer and subject to Employer’s then current bonus policy, which may include such criteria as Employer profitability and success and individual performance. More information regarding bonuses and other incentive compensation you may be eligible for, if any, is provided in Schedule B.
2.2    Benefits. During the Term, you will be permitted to participate in such 401(k), medical insurance, and other employee benefit plans of Employer that may be in effect from time to time, to the extent you are eligible under the terms of those plans (collectively, the “Benefits”). Such Benefits as of the Start Date are as generally described on Schedule B and may be modified by Employer at its discretion.
2.3    Paid Time Off (“PTO”) and Holidays. You will be entitled to the number of PTO days (vacation, sick leave and personal leave) as is set forth on Schedule B and accordance with the policies of Employer in effect from time to time. You will also be entitled to the paid holidays determined each year in accordance with Employer’s policies then in effect. PTO days and holidays during any calendar year that you do not use during that year will expire and may not be carried forward and used in any subsequent year.

3.	REIMBURSEMENT OF EXPENSES
Employer will pay on behalf of Employee (or reimburse Employee for) reasonable expenses incurred by Employee at the request of, or on behalf of, Employer in the performance of Employee’s duties under this Agreement, and in accordance with Employer’s employment policies. In order to receive these reimbursements, you must file expense reports in accordance with Employer’s policies.

4.	TERMINATION
4.1    Termination Without Cause. Either Employer or you may terminate your employment with Employer for any reason or no reason upon delivery of a Termination Notice to the other party, which will set forth the date on which your employment and this Agreement will terminate. For purposes of this Agreement, a termination of employment due to Employee’s death or Disability (as defined below) will be considered a termination without Cause.
4.2    Termination With Cause. Employer may terminate your employment at any time for “Cause.” “Cause” includes each of the following, either alone or in any combination: (a) a material breach by Employee

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of the terms of this Agreement or any other agreement between Employee and Employer or an affiliate of Employer; (b) the persistent and willful failure by Employee to perform Employee’s duties or obligations under any agreement between Employee and Employer or an affiliate of Employer or to adhere to any written policies of Employer or such affiliate of Employer, unless the failure is cured within 10 days after written notice thereof to Employee (Employer in its sole discretion may determine that a failure is not subject to cure and may dispense with the cure period); (c) the appropriation (or attempted appropriation) of a material business opportunity of Employer or an affiliate of Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Employer or such affiliate of Employer, as the case may be; (d) the misappropriation (or attempted misappropriation) of funds or property of Employer or an affiliate of Employer; (e) the commission (or attempted commission) of any act of theft, fraud, dishonesty or which has or in the reasonable discretion of Employer may have a detrimental effect on the reputation or business of Employer or an affiliate of Employer; (f) the disclosure of Confidential Information of Employer or an affiliate of Employer or confidential information of their respective clients; or (g) conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or a plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment, or any act involving moral turpitude. Employer in its sole discretion will decide whether a circumstance constitutes Cause, and no Employer proof thereof is required. If your employment is terminated for Cause, your employment and this Agreement will immediately terminate.
4.3    Death. Upon Employee’s death, Employee’s employment with Employer will terminate and Employer will not be obligated to make any further payments to Employee, except as otherwise described in this Agreement.
4.4     Disability. If Employer reasonably determines in good faith that you are unable to perform the essential functions of your employment with Employer due to illness, injury or incapacity, taking into account any reasonable accommodation that does not impose an undue hardship on Employer, for 90 consecutive days or more than 120 days in any rolling one-year period (“Disability”), Employer may terminate your employment, and under such circumstances, will not be obligated to make any further payments to you, except as otherwise described in this Agreement. Employer at all times reserves the right to permanently replace Employee upon termination due to a Disability. This Subsection 4.4 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.
4.5     Continuing Obligations. The termination of your employment and termination of this Agreement do not affect certain obligations set forth herein (such as Sections 4.7, 5, 6 and 7.1) that continue to apply after your employment with Employer is ended.
4.6    Termination Pay. Effective on the date on which your employment and this Agreement terminate (the “Termination Date”), Employer will be obligated to pay you only the compensation as is provided in this Section 4. Upon termination, you will be entitled to receive your base Salary only through the Termination Date. You will not be entitled to receive any bonus for the year during which the Termination Date occurs. No other incentive compensation will be granted or provided to you after the Termination Date. You will not receive, as part of your termination pay, any payment or other compensation for any unused PTO or unused holidays.
4.7    Severance Pay. If your employment is terminated by Employer other than for Cause, and if (on or before the 52nd day following the Termination Date) you execute and let become effective an agreement acceptable to Employer acknowledging the receipt of such severance and your release of any and all claims that you may have against Employer or any person or entity associated with Employer, as well as an additional commitments to comply with the Agreement terms that survive termination of the Agreement, such as those

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in Sections 5 and 6, Employer will provide you, as soon as practicable thereafter, but no later than the 60th day following the Termination Date, a cash severance benefit equal to the greater of (i) one month’s Salary or (ii) one month’s Salary per each full year of your service with Employer, subject to a maximum of six months’ Salary. For the sake of clarity, severance pay is based solely on base Salary and does not include benefits, bonuses, or any other incentive compensation.
4.8    Benefits. Employee’s accrual of, or participation in most plans providing for, the Benefits will generally cease as of the end of the month in which the Termination Date occurs, and Employee will be entitled to accrued Benefits under the plans only as provided in those plans. Some Benefits may terminate as of the Termination Date.
4.9    Cooperation after Employment. After Employee’s employment with Employer terminates for any reason, Employee will cooperate fully with Employer with respect to any litigation, investigation, government proceeding, patent prosecution or other business matter that relates to matters as to which the Employee acquired knowledge during Employee’s employment with Employer.

5.	NON-DISCLOSURE COVENANT; OWNERSHIP OF EMPLOYEE WORKS
5.1    Acknowledgments by Employee. You acknowledge that (a) during the Term and as a part of your employment, you will be afforded access to Confidential Information; (b) public disclosure of Confidential Information could have an adverse effect on Employer and its business; (c) Employer will obtain exclusive ownership of each Employee Work (defined below), and Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Work; and (d) the provisions included in this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Works.
5.2    Confidential Information. The term “Confidential Information” means any and all: (a) trade secrets concerning the business and affairs of Employer or its clients (previous, current, or those actively being pursued), product and services specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned product development or distribution methods and processes, client lists, current and anticipated client requirements, price lists and methodologies, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), however documented, that is a trade secret within the meaning of applicable state trade secret law; (b) information collected by Employer in the performance of its services on behalf of its clients (previous, current, or those actively being pursued), which may include certain medical and patient related information and any other information protected by law; (c) information concerning the business and affairs of Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (d) notes, analysis, compilations, studies, summaries, and other material prepared by or for Employer containing or based, in whole or in part, on any information included in the foregoing.
5.3    Agreements of Employee. Employee covenants as follows:
(a)    Confidentiality.

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(i)    During and following the Term, Employee will hold in confidence the Confidential Information and will not disclose it to any person or entity, or use it for the benefit of Employee or any third party, except with the specific prior written consent of Employer or except as otherwise expressly permitted by the terms of this Agreement.
(ii)    Any trade secrets of Employer will be entitled to all of the protections and benefits under applicable state trade secret law and any other applicable law. If any information that Employer deems to be a trade secret is found by an arbitrator or a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. Employee hereby waives any requirement that Employer submits proof of the economic value of any trade secret or posts a bond or other security.
(iii)    None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Employee demonstrates was or became generally available to the public other than as a result of a disclosure by Employee.
(iv)    Employee will not remove from Employer’s premises (except to the extent such removal is for purposes of the performance of Employee’s duties, or except as otherwise specifically authorized by Employer) any document, record, notebook, plan, model, component, computer hardware, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Employee recognizes that, as between Employer and Employee, all of the Proprietary Items, whether or not developed by Employee, are the exclusive property of Employer. Upon termination of this Agreement by either party, or upon the request of Employer during the Term, Employee will return to Employer all of the Proprietary Items in Employee’s possession or subject to Employee’s control, and Employee will not retain any copies, abstracts, notes, sketches, or other physical embodiment of any of the Proprietary Items.
(v)    Following any termination of employment with Employer, Employee will not solicit or accept any Confidential Information or Proprietary Items from any of Employer’s other employees or former employees or from any of Employer’s current or former service providers, customers, clients, directors, vendors, or representatives.
(vi)    Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Agreement, if Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
(b)    Employee Work-Product.
(i)    To the extent permitted under applicable laws, each Employee Work (defined below), including any copyrights, patents, or other intellectual property rights pertaining thereto,

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will constitute “works made for hire” and the ownership of each Employee Work will vest in Employer at the time created. If it is determined that any Employee Works are not works made for hire under applicable laws, Employee hereby assigns and transfers to Employer all of Employee’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Works. To the extent that the rights that Employee has in any Employee Work are not fully or effectively transferred or assigned to Employer by this Agreement, Employee hereby grants and promises to grant to Employer a perpetual, worldwide, paid-up and royalty-free, non-exclusive, and sublicensable right and license to freely exploit and exercise such rights in that Employee Work. Employee covenants that Employee will promptly: (1) disclose to Employer in writing any Employee Work; (2) assign to Employer or to a party designated by Employer, at Employer’s request and without additional compensation, all of Employee’s right to Employee Work for the United States and all foreign jurisdictions; (3) execute and deliver to Employer such applications, assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Work in the United States and any foreign jurisdictions and to otherwise transfer, vest, or confirm Employer’s right, title, and interest in the Employee Work; (4) sign all other papers necessary to carry out the above obligations; and (5) give testimony and render any other assistance but without expense to Employee in support of Employer’s rights to any Employee Work.
(ii)    The term “Employee Work” means any idea, data, invention, document, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask or software work, however fixed or encoded, that is suitable to be fixed, embedded or programmed (in a semiconductor product, software media, or other fashion, whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Employee, either solely or in conjunction with others, during the Term, or a period that includes a portion of the Term, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by Employer or clients of Employer (previous, current, or those actively being pursued by Employer) and any such item created by Employee, either solely or in conjunction with others, following termination of Employee’s employment with Employer, that is based upon or uses Confidential Information.

6.	NON-COMPETITION AND NON-INTERFERENCE
6.1    Acknowledgments by Employee. You acknowledge that: (a) the services to be performed by you in connection with your employment with Employer are of a special, unique, unusual, extraordinary, and intellectual character; (b) Employer’s business is national in scope and its products and services are marketed and sold throughout the United States; and (c) the provisions hereof are reasonable and necessary to protect Employer’s legitimate business interests.

6.2    Covenants of Employee. Employee covenants that:
(a)    During the Term and the Post-Employment Period (defined below), except in the course of employment hereunder or as otherwise provided below, Employee will not, directly or indirectly, engage or invest in, own, promote, develop, sell, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Employee’s name or any similar name to, lend Employee’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of Employer anywhere within the United States. However, Employee may

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purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The intent of this Section 6.2(a) covenant is to prevent Employee from engaging directly or indirectly in activities that compete with Employer’s business. This Section 6.2(a) is not intended to be construed to prevent Employee during the Post-Employment Period from working for another entity involved in technology or health care activities, so long as that entity is not in competition with Employer. If Employee wishes to be employed by a large entity with multiple activities, and in that new position will be screened from and will not in any way participate in or provide advice to any part of the business that competes with Employer’s business, then Employee may request a waiver of this paragraph 6.2(a), in exchange for representations from Employee and the new employer that are satisfactory to Employer. Grant of any waivers under this Section will be at the sole discretion of Employer and subject to any terms Employer finds necessary to protect its business, confidential information, and proprietary information.
(b)    Whether for or on the Employee’s own account or for the account of any other person or entity, at any time during the Term and the Post-Employment Period, Employee will not, directly or indirectly, solicit business of the same or similar type being carried on by Employer, from any person or entity known by Employee to be a previous, current, or actively pursued potential customer of Employer, whether or not Employee had personal contact with such person or entity during and by reason of Employee’s employment with Employer.
(c)    Whether for or on the Employee’s own account or the account of any other person or entity at any time during the Term and the Post-Employment Period, Employee will not, directly or indirectly, (i) solicit, employ, be employed by, or otherwise engage as an employee, employer, independent contractor, service provider, or otherwise, any person who is or was an employee or service provider of Employer at any time during the Term or in any manner induce or attempt to induce any employee or service provider of Employer to terminate employment or service with Employer; or (ii) interfere with Employer’s relationship with any person or entity, including any person or entity who at any time during the Term was an employee, contractor, supplier, service provider, or customer of Employer.
(d)    Employee will not, directly or indirectly, at any time during or after the Term, disparage Employer or any of its past, present or future shareholders, directors, officers, employees, agents, or clients. This Section 6.2(d) non-disparagement covenant is intended to prevent disparaging personal and similar comments by Employee in any context, including in the context of any dispute proceedings (see Section 7.1 below). The foregoing shall not be violated by truthful statements (i) in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including depositions in connection with such proceedings) or (ii) made in the course of Employee discharging his/her duties for Company.
6.3    Post-Employment Period. For purposes hereof, the term “Post-Employment Period” means the two-year period beginning on the Termination Date. If any of the foregoing covenants is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.

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6.4    Notice to Employer. Employee will give notice to Employer, within ten days after accepting any other employment during the Post-Employment Period, of the identity of Employee’s new employer. Employer may notify such employer that Employee is bound by this Agreement and, at Employer’s election, furnish such employer with a copy of this Agreement or with any relevant portions thereof.
6.5    Successors and Assigns. The promises, covenants and obligations of Sections 5 and 6 of this Agreement shall be binding upon and inure to the benefit of Employer and its successors and assigns, and Employee agrees that Sections 5 and 6 of the Agreement may be assigned by Employer without Employee’s consent. The promises, covenants and obligations contained in Sections 5 and 6 of this Agreement are not assignable by Employee.

7.	GENERAL PROVISIONS
7.1    Dispute Resolution.
(a)     General. It is the parties’ intent that most disputes will be resolved by discussions between Employer and Employee. It is recognized, however, that one or both parties may seek a litigated resolution of a dispute, with or without first seeking to resolve the dispute in a non-litigated manner. The parties agree that all such litigated disputes will be resolved in accordance with binding mandatory arbitration, as described in Section 7.1(b) below, except as described in Section 7.1(c) below.
(b)    Mandatory Arbitration. Except as provided in Section 7.1(c), any dispute arising out of this Agreement, Employee’s employment with Employer, the termination of that employment, the interpretation of this Agreement, any matters affected by this Agreement, or whether the parties have agreed to arbitrate a particular claim, must be submitted by one or both parties to binding arbitration before a single arbitrator under the rules of the American Arbitration Association (“AAA”) then applicable to commercial disputes. In agreeing to mandatory arbitration, the parties expressly understand and agree that they are waiving their rights to pursue other available dispute resolution processes, such as a court action or administrative proceeding, to settle their disputes. The parties expressly waive any rights they may otherwise have to a jury trial to settle their disputes. Any such arbitration will be held within the State of Maryland and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. In any such arbitration, each party will bear its own expenses, including expenses of attorneys, financial experts and other witnesses, unless otherwise required by law. Any arbitration fees, including compensation for the arbitrator, will be divided equally between the parties, unless otherwise required by law.

The parties agree that to the maximum extent permitted by law, the claims subject to this mutual promise to arbitrate include, but are not limited to, all claims and rights that Employee may have against Employer arising out of the employment relationship with Employer, including but not limited to all statutory claims arising out of the employment relationship or its termination. Specifically included among the claims intended to be subject to mandatory arbitration are any claims that Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Pregnancy Discrimination Act, the Americans with Disabilities Act, the federal Family and Medical Leave Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the federal Equal Pay Act, the Fair Labor Standards Act, the federal Worker Adjustment and Retraining Notification act, all similar state and local laws, rules and regulations, and all amendments

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to such laws, and/or any other law, statute, regulation or ordinance prohibiting discrimination, harassment and retaliation.
(c)    Injunctive Relief. Employee acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 5 or 6) would be irreparable and that an award of monetary damages to Employer for such a breach would be an inadequate remedy. Consequently, notwithstanding the mandatory arbitration provision of Section 7.1(b), Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. This right of Employer to seek injunctive relief is agreed to be a limited exception to the obligation for each party to resolve any litigated dispute through mandatory, binding AAA arbitration and is intended to (a) ensure that the relief sought in arbitration is not rendered ineffectual by any interim harm or (b) prevent any actual or threatened breach of this Agreement or any other agreement regarding Sections 5 or 6 of this Agreement. The parties consent to personal jurisdiction of the courts in Maryland (state or federal) in any such injunctive proceeding and it is agreed that such Maryland courts will be the exclusive forum for any such court proceeding. Without limiting Employer’s rights hereunder or any other remedies of Employer, if Employee breaches any of the provisions of Section 5 or 6, Employer will have the right to cease making any payments otherwise due to Employee
(d)    Covenants of Section 5 and 6 are Essential and Independent Covenants. The covenants by Employee in Sections 5 and 6 are essential elements of this Agreement, and without Employee’s agreement to comply with such covenants, Employer would not have employed or continued the employment of Employee. Employer and Employee have independently consulted (or been afforded the opportunity to consult with) their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer. Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by Employee against Employer will not excuse Employee’s breach of any covenant in Sections 5 or 6. If Employee’s employment terminates, the Sections 5 and 6 covenants will continue in full force and effect as set forth in this Agreement.
(e)    Confidential Information in any Dispute Proceeding. The parties agree that in any dispute proceeding involving arbitration or injunctive relief, the parties may need to use Confidential Information. The parties further agree that they will take every measure permitted by law, including the filing of data under seal under applicable arbitration and/or court rules, in order to preserve the secrecy of Confidential Information. Accordingly, in any arbitration, all pleadings, documents, testimony, and records relating to the dispute will be maintained in secrecy and will be available for inspection by Employer, Employee, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing. In any court proceeding, the parties will avoid including Confidential Information except to the extent necessary to a claim or defense, will use non-confidential information instead of Confidential Information whenever reasonably possible, and will protect, and use all means to protect, Confidential Information to the maximum extent permitted by the court’s rules.
7.2    Section 409A. This Agreement and any payments provided hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended from time to time (including any valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder) (“Section 409A”). This Agreement will in all respects be interpreted, operated, and administered in accordance with this intent. Payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption,

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including to the maximum extent possible, exemptions for separation pay due to an involuntary separation from service and/or short-term deferrals. Any payments provided under this Agreement to be made upon a termination of service that constitute deferred compensation subject to Section 409A will only be made if such termination of service constitutes a “separation from service” under Section 409A. Any installment payment provided under this Agreement will be treated as a separate identified payment for purposes of Section 409A. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provide, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense will be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, if you are deemed by Employer at the time of your Termination Date to be a “specified employee” for purposes of Section 409A and Employer or any member of a control group including the Employer is publicly traded on an established securities market or otherwise (as determined in accordance with Section 409A), your severance benefits (except to the extent otherwise eligible for exclusion from the requirements of Section 409A) will not be paid or provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement will be paid as otherwise provided herein. Employer makes no representations or warranties that the payments provided under this Agreement comply with, or are exempt from, Section 409A, and in no event will Employer be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
7.3    Representations and Warranties by Employee. Employee represents and warrants to Employer that employment with Employer or the execution and delivery by Employee of this Agreement do not, and the performance by Employee of Employee’s obligations to Employer hereunder or otherwise will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement or other covenant to which Employee is a party or by which Employee is or may be bound, including any agreements with former employers regarding non-competition (other than those disclosed to Employer), the protection of confidential information, and non-solicitation of customers or employees, that prohibits, limits, restricts, or otherwise affects Employee’s ability to provide services to Employer or its clients.
7.4    Foreign Worker Status. Employee represents and warrants that Employee will provide all information, cooperation, and coordination for the timely, complete, and accurate execution and adherence to all forms, regulations, requirements, and requests put forth by the United States Department of Immigration and Naturalization Service, other United States federal, state, or local government organization, or foreign government (the “Foreign Worker Status Associated Organizations”), as required by law. Employee further represents and warrants that Employee will promptly inform Employer of any requirements, requests, or communications made by Foreign Worker Status Associated Organizations that could impact Employee’s foreign worker status. It is understood that to the fullest extent permissible, Employee will bear any and all costs directly or indirectly associated with obtaining, extending, maintaining, regaining, or losing, his or her foreign worker status.
7.5    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege

INOV Employment Agreement (JDuchesne)
November 14, 2017

under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
7.6    Binding Effect; Delegation and Assignment of Duties Prohibited. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Employee under this Agreement, being personal, may not be delegated or assigned.
7.7    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), if to Employer, at its principle executive office, if to Employee, to the address in the records of Employer (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).
7.8    Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
7.9    Governing Law. This Agreement will be governed by the laws of the State of Maryland without regard to conflicts of laws principles and principles of law that would direct the application of the substantive laws of another jurisdiction.
7.10    Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
7.11    Severability. If any provision of this Agreement is held invalid or unenforceable by an arbitrator or by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
7.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Signature Page Follows]

INOV Employment Agreement (JDuchesne)
November 14, 2017

This Agreement is signed and delivered as of the date above first written above.

EMPLOYER: By: /s/ Keith Dunleavy Name: Keith Dunleavy Title: Chief Executive Officer	EMPLOYEE: /s/ June D. Duchesne Name: June D. Duchesne

Schedule A

SCHEDULE A
Employee Services / Job Description

This Schedule A outlines the Employee Services (certain responsibilities and duties) in connection with your employment with Employer. Defined terms used, but not otherwise defined in this Schedule A, have the meanings assigned to those terms in the Agreement.

Position: Chief Legal Officer        FLSA status: Exempt

Responsibilities: The responsibilities and duties of this position include:

1.
Develop and maintain an expert level of knowledge regarding vision, products, services, infrastructure, operations, markets, competitors, and regulations of Employer to achieve optimal insight into Employer’s goals, opportunities, capabilities, strategies, functionality requirements, compliance, and risks;

2.
Oversee and be ultimately responsible for all legal affairs of Employer and its affiliates and subsidiaries. Without limiting the generality of the foregoing, such responsibility shall extend to such aspects as:

a.	General corporate matters;

b.	Employment matters;

c.	Intellectual property maters;

d.	Regulatory matters;

e.	Capital equity matters;

f.	Corporate development matters;

g.	Board of directors matters; and

h.	Risk management and dispute resolution matters.

3.	Manage and ultimately be responsible for the resolution of client legal questions, concerns, and service issues related to Employer and Employer’s client products and services;

4.	Support contracting requirements required for business development processes as may be required for successful product launches and ongoing product growth and operations;

5.	Develop and oversee the ongoing successful execution of policies and procedures for Employer and its affiliates and subsidiaries;

6.	Manage relationships with outside counsel and any matters for which they are retained in a fashion that is appropriately conscientious of the expenses associated with such;

7.	Stay current with applicable laws and regulations effecting Employer, its affiliates and subsidiaries, and their respective businesses;

8.	Assist in liaising with Employer’s shareholders, potential investors, investment banks, strategic investors, and lenders with respect to legal matters;

9.
Maintain comprehensive communication with Inovalon management and appropriate internal personnel, vendors, and clients regarding timelines, readiness, needs, risks, cost implications, resource requirements, and all other material aspects related to legal affairs;

10.	Serve as Employer’s Corporate Secretary and the responsibilities implicated thereby;

11.
Serve as Employer’s Chief Compliance Officer and the responsibilities implicated thereby, and in the setting of such role being delegated to personnel other than Employee, Employee shall serve as oversight of such positions and retain the responsibilities if not for the delegation;

Schedule A

12.
Establish and maintain a process and schedule to keep the CEO of the Employer current on all material legal, liability exposure, risk management, and other such matters related to the responsibilities of Employee;

13.
Participate with Employer leadership in the strategic development of initiatives to identify enhancements which may improve products, services, operations, client appeal, process flow, risk exposure, and overall business function, industry reputation, and financial performance;

14.
Adhere to all confidentiality and HIPAA requirements as outlined within Employer’s Operating Policies and Procedures in all ways and at all times with respect to any aspect of the data handled or services rendered in the scope of work; and

15.	Fulfill those responsibilities and/or duties that may be reasonably provided by Inovalon for the purpose of achieving operational and financial success.

General Expectations: The following constitute specific general expectations regarding Employee’s provision of services with Employer:

1.
Travel. The position will require travel to Employer’s headquarters in Bowie, Maryland. In addition, the position will require some travel to be necessary to client locations, other Employer office locations, and other miscellaneous locations (e.g., conferences, board meetings, corporate development related, management offsite retreat related, etc.).

2.
Location. Employee will principally perform Employee’s role from a remote location. The primary office-based location of Employee will be that of Employer’s headquarters in Bowie, Maryland. Onsite business operation presence is expected at Employer’s headquarters during two or more full days per week on average, with some periods of higher incidence expected from time to time (e.g., during the initial months of employment, during periods associated with quarterly earnings preparation and announcements, board of directors meetings, corporate development transactions, and other such events that can reasonably be expected to result in higher demand and senior leadership onsite presence benefit). Regardless of location, Employee will endeavor to be available in a fashion commensurate with the executive level and role of Employee’s position as Chief Legal Officer.

3.
Performance Reviews/Merit Increases.  Inovalon’s performance review process is administered twice a year on a calendar-year basis.   The bonus, which is typically awarded at the beginning of each year, is designed to reward performance contributions toward the execution of goals.  The merit increase is designed to invest in future potential, and is typically assessed at the mid-year point.   Associates who are actively employed as of October 15 will be scheduled to receive a year-end performance review, and will be considered for participation in the annual bonus program.   Associates who are actively employed as of March 31 will be scheduled to receive a mid-year performance review, and will be considered for participation in the annual merit program.

4.	Leadership. The position outlined is expected to require significant energy, self-motivation, perseverance, and leadership to successfully execute.

5.
Beliefs and Core Values. Inovalon is aligned around the seven core values of I.N.S.P.I.R.E.: Integrity, Nimbleness, Service, Passion, Innovation, Respect and Excellence. Employees are expected to perform their regular duties in ways which adhere to and exemplify Employer’s Core Values.

Schedule B

SCHEDULE B
Compensation and Benefits

This Schedule B outlines your compensation and benefits in connection with your employment with Inovalon. Defined terms used, but not otherwise defined in this Schedule B, have the meanings assigned to those terms in the Agreement.

1.
Base Salary. Employee will be paid a gross base salary by Employer at the rate of $350,000 per year, less all tax and other withholdings and deductions required to be made by applicable law (the “Salary”). The Salary will be paid by Employer to the Employee every two weeks, or in such other periodic payments as are in accordance with Employer’s then applicable payroll policies.

2.
Performance Incentive: Employee will be eligible annually, subject to annual approval by the compensation committee of the board of directors of Employer, for a performance incentive of cash and equity awards, generally targeting 225% of Employee’s Salary during the year for which the Performance Incentive is paid (the “Target Total”). The Performance Incentive is subject to certain criteria (as further described below). If your promotion date occurs after the first business day of the year, the Performance Incentive for that year will be prorated accordingly. Employee will not be eligible for any Performance Incentive for any particular year unless continuously employed by Employer through the date the Performance Incentive for that year becomes payable. The Performance Incentive consists of i) a cash bonus opportunity, ii) a Traditional Equity Incentive opportunity, and iii) a Long-Term Equity Incentive opportunity. The components of the Performance Incentive will generally be split 50%, 75%, and 100%, respectively, totaling to the aforementioned Target Total of 225%. Payment of this Performance Incentive is dependent (a) first upon Employer performance (success, profitability, and other metrics) within the ranges approved by Employer’s board of directors; (b) second, performance of the departments and personnel you are responsible for supervising, in accordance with the budget, metrics and strategic objectives that may be established by Employer and/or the board of directors from time to time; and (c) third, upon your individual performance. As with all executive compensation, Performance Incentives are subject to modification by the compensation committee of the board of directors as determined appropriate each year in connection with their duties to review executive compensation. For the sake of clarity, Performance Incentives might not be paid in years where Employer does not achieve its performance goals within the parameters established by the board of directors.

3.
Equity Incentives. In recognition of your expected future contributions to Inovalon’s success, it is the desire of the board of directors to align your interests with those of Employer’s shareholders.  Accordingly, you will be granted an initial incentive equity award (“Initial Award”) of $1,100,000 at the next quarterly board meeting following your Start Date in the form of Restricted Stock.  You will also be eligible for annual grants of Equity Incentives, as described in Section 2 of this Schedule B, as determined by and subject to the approval of the board of directors. At the discretion of the board of directors, equity incentives/awards are granted to recognize contributions of Employer’s executives to the growth and success of Employer and may be in any form permitted by Employer’s 2015 Omnibus Incentive Plan (“Omnibus Plan”), as in effect at the time of the award. Currently, under the Omnibus Plan, these awards may consist of Restricted Stock, Restricted Stock Units (“RSUs”), options to purchase shares of the common stock of Employer (the “Options”), or certain other forms providing similar incentive opportunities. The frequency, amount, timing, and vesting of any Equity Incentive will be as

Schedule B

determined by the board of directors. Currently, Equity Incentives referred to as “Traditional Equity Incentives” vest equally over five years, with 20% vesting on each anniversary of the grant, and Equity Incentives referred to as “Long-Term Equity Incentives” vest 100% upon the fifth anniversary of the grant with 50% of such vesting being subject to the Company’s achievement of specific financial performance metrics. The date of annual Equity Incentive grants will be as determined by the Board. The determination of the forms of Equity Incentives will be at the sole discretion of Employer.

4.
Form and Vesting of Initial Award. Your Initial Award of $1,100,000 will be granted in the form of Restricted Stock. The number of Restricted Stock shares for your Initial Award will be calculated by dividing the amount of the Initial Award by the closing price per share of Employer’s Class A common stock on The NASDAQ Global Select Market on the date of grant. Your Initial Award will be in the form of a Traditional Equity Incentive and vest in 20% annual increments over five years (e.g., a 5,000 share grant will vest 1,000 on the first anniversary of the grant, an additional 1,000 on the second anniversary, etc.).

5.
Health Care Coverage. You will be eligible to participate in Employer’s health care insurance coverage, subject to the policy, co-pay, and specific benefits of Employer’s group plan or plan of materially similar benefits. Partial Employee contribution toward premium is required for participation in health care coverage.

6.
Dental Care Coverage.  You will be eligible to participate in Employer’s dental coverage, subject to the policy, co-pay, and specific benefits of Employer’s group plan or plan of materially similar benefits. Partial Employee contribution toward premium is required for participation in dental coverage.

7.
Vision Care Coverage.  You will be eligible to participate in Employer’s vision coverage, subject to the policy, co-pay, and specific benefits of Employer’s group plan or plan of materially similar benefits.

8.
Group Life Insurance.  You will be eligible to participate in a life insurance policy carrying a benefit equal to your gross annual base Salary, up to a maximum of $250,000. You will also have the option to purchase supplemental insurance coverage (for you, a spouse, a domestic partner, or children), subject to certain maximums and other terms and conditions of the insurance underwriter.

9.
Disability Insurance. You will be eligible to participate in a short-term & long-term disability coverage payable for lost income due to illness or injury. You will also be eligible to participate in an additional buy-up long-term disability plan, which would be 100% paid for by Employee.

10.
401(k) Plan Benefits.  You will be eligible to participate in Employer’s 401(k) Plan benefits. Such participation may be matched by Employer up to such percentage of your Salary as may be determined from time to time, which is currently 4%, and subject to applicable annual limitations on your contributions. The exact parameters of the 401(k) Retirement Savings Plan benefits may change from time to time as dictated by ERISA compliance and Employer’s Summary Plan Description.

11.
Personal Time Off (“PTO”). You will receive PTO (paid vacation / personal days / sick days) as provided for in Employer’s PTO policies or as may be modified thereafter. Employer acknowledges that you may not always be able to predict with significant forewarning when you may need to take vacation or sick days. Nevertheless, Employer respectfully requests as much forewarning (of at least four weeks if possible) as is reasonably possible prior to requested vacation periods for which the desired vacation periods are of duration of two or more consecutive business day (for example: a consecutive Thursday and Friday, or a Friday and following Monday).